Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ProPhase Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0005 par value per share, 2022 Equity Compensation Plan	Rule 457(c) and Rule 457(h)	1,295,785	(2)	$7.64	(3)	$9,899,798	(3)	0.0000927	$917.71
Equity	Common Stock, $0.0005 par value per share, 2022 Directors’ Equity Compensation Plan	Rule 457(c) and Rule 457(h)	300,000	(4)	$7.64	(3)	$2,292,000	(3)	0.0000927	$212.47
Total Offering Amounts							$12,191,798			$1,130.18
Total Fee Offsets										—
Net Fee Due										$1,130.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the ProPhase Labs, Inc. 2022 Equity Compensation Plan (the “2022 Plan”) and the 2022 Directors’ Equity Compensation Plan (the “2022 Directors’ Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents (i) 1,000,000 new shares of common stock and (ii) 295,785 shares of common stock that remained available for grant of new awards under the ProPhase Labs, Inc. Amended and Restated 2010 Equity Compensation Plan.

(3)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 20, 2022, as reported on The Nasdaq Capital Market.

(4)	Represents 300,000 new shares of common stock.